[Slide 1]

                               [Ahold logo] Ahold

                             Full-Year 2002 Results

                                Press Conference
                                  Presentation

[Ahold logo] Ahold                                                             1
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[Slide 2]

Today's Presentation

o    Opening Remarks          Anders Moberg, President & CEO

o    2002 Results Summary     Hannu Ryopponen, CFO

o    Q&A Session

[Ahold logo] Ahold                                                             2
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[Slide 3]

                                 Anders Moberg,
                                President & CEO

                                Opening Remarks

[Ahold logo] Ahold                                                             3
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[Slide 4]

                                Hannu Ryopponen,
                            Chief Financial Officer

                              2002 Results Summary

[Ahold logo] Ahold                                                             4
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[Slide 5]

2002 Results: Highlights

o Net loss of Euro 1,208 million under Dutch GAAP, impacted by impairment charges and unusual loss

o    Net loss per common share Euro 1.34

o Operating income before impairment, amortization of goodwill and unusual loss Euro 2,145 million

o    Net cash from operating activities of Euro 2,486 million

o    Net debt Euro 11,594 million

o    Net sales of Euro 62,683 million

[Ahold logo] Ahold                                                             5
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[Slide 6]

2002 Results: Highlights

o Loss under US GAAP significantly higher: primarily as a result of additional (unaudited) goodwill impairments of approximately Euro 3.2 bn, of which Euro 2.7 bn relates to US Foodservice

o    Joint ventures deconsolidated using equity method

o    Accounts restated for 2001 and 2000

o Remedial actions taken: internal controls and corporate governance strengthened

[Ahold logo] Ahold                                                             6
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[Slide 7]

Net loss Euro 1,208 million

o    Impairment of goodwill + other intangible assets under Dutch GAAP:
     -    Euro 1,287 million before tax, of which:
     -    Spain:              Euro   898 million
     -    Argentina + Chile:  Euro   199 million
     -    Bruno's:            Euro   128 million
     -    Brazil:             Euro    54 million

o    Unusual loss on related party default guarantee (Argentina)
     -    Euro 372 million before tax

[Ahold logo] Ahold                                                             7
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[Slide 8]

Financial Results Summary

(Euro mln)                                   2002           2001           2000
                                             ----           ----           ----

Net sales                                  62,683         54,213         40,833

Operating income                              239          1,911          1,635

Operating income                            2,145          2,063          1,640
before impairment,
amortization of goodwill
and unusual loss

Net income                                 (1,208)           750            920

Net cash from operating                     2,486          1,961          2,063
activities

Shareholders equity                         2,609          5,496          2,352

Net debt*                                  11,594         11,345          9,860

* net debt = long- and short term debt - loans receivable - cash
[Ahold logo] Ahold                                                             8
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[Slide 9]

                           REVIEW OF ACCOUNTING ISSUES
[Ahold logo] Ahold                                                             9
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[Slide 10]

Accounting Issues

o    Consolidation of joint ventures
o    Vendor allowances
o    Acquisition accounting
o    Reserves, allowances and provisions
o    Real estate transactions
o    Impairments
o    Other accounting issues
o    Put options
o    US GAAP reconciliation

[Ahold logo] Ahold                                                            10
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[Slide 11]

Deconsolidation of Joint Ventures

o Consolidation is only allowed in case of 'de facto' or legal control (both under Dutch and US GAAP)

o    Deconsolidation for:

     -    JMR
     -    ICA
     -    DAIH
     -    Santa Isabel
     -    CARHCO
     -    Bompreco

o Deconsolidation leads to adjustments on sales, operating income and various balance sheet items

o Deconsolidation in principle does not impact net income or earnings per share

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[Slide 12]

Vendor Allowances

Impact on (Euro mln):                                  2001           2000
--------------------                                   ----           ----

Net Sales                                              (80)           (44)
Operating earnings                                    (299)          (148)
Net earnings                                          (215)          (103)
Shareholders' equity                                  (418)

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[Slide 13]

Remedial Actions and Controls

o    Appointments of new senior management team and numerous executive changes

o    Exhaustive forensic investigations

o    Senior task force implementing required accounting practices and controls

o Ahold Internal Audit now reports directly to Audit Committee of the Supervisory Board and CEO

o    Chief Corporate Governance Officer established

o    2002 accounts finalized & 2001 + 2000 restated

[Ahold logo] Ahold                                                            13
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[Slide 14]

                             [Ahold logo] Ahold

[Ahold logo] Ahold                                                            14
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[Slide 15]

Forward-Looking Statements

Certain statements contained in this presentation are "forward-looking statements" within the meaning of the U.S. federal securities laws. We intend that these statements be covered by the safe harbors created under these laws. Those statements include, but are not limited to:

o expectations regarding our financial condition and prospects, our access to liquidity, the sufficiency of our working capital and the sufficiency of our new bank facility, as well as to the timing and amounts of certain payments thereunder and the sources of funds available for such payments;
o statements regarding the timing, scope and impact of certain divestments and acquisitions, including our intentions with regards to U.S. Foodservice;
o statements as to the expected impact of changes in accounting standards, including International Financial Reporting Standards;
o statements regarding the extent of our obligations under certain contingent liabilities.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include, but are not limited to:

o our liquidity needs exceeding expected levels and amounts available under our credit facilities;
o our ability to maintain normal terms with vendors and customers;
o our ability to implement successfully our cash flow and debt reduction plan, as well as our divestment program, in particular our ability to refinance our credit facilities maturing in fiscal 2004;
o the effect of general economic conditions and changes in interest rates in the countries in which we operate;
o diversion of management's attention, the loss of key personnel, the integration of new members of management, and our ability to attract and retain key executives and associates;
o increases in competition in the markets in which our subsidiaries and partnerships operate and changes in marketing methods utilized by competitors;
o The potential adverse impact of certain joint venture options, if exercised, on our liquidity and cash flow;
o fluctuations in exchange rates between the Euro and the other currencies in which our assets, liabilities and operating results are denominated, in particular, the US dollar
o the results of the litigations to which we and certain of our directors, officers and employees are currently a party;
o the actions of government regulators and law enforcement agencies;
o any downgrading of our credit rating;
o the potential adverse impact of the disclosure in this annual report on our results of operations and liquidity; and
o the other factors discussed elsewhere in this presentation.

Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this annual report. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this annual report or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

[Ahold logo] Ahold                                                            15